Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form F-10 of our report dated September 14, 2016 with respect to the consolidated financial statements of Student Transportation Inc. for the years ended June 30, 2016 and 2015 included in the Annual Report (Form 40-F) for 2016 filed with the Securities Exchange Commission.

/s/ Ernst & Young LLP

Metropark, New Jersey

February 9, 2017